UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2014

CTI Group (Holdings) Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-10560	51-0308583
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 N. Alabama Street, Suite 240, Indianapolis, Indiana	46204
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (317) 262-4582

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 13, 2014, the board of directors (the “Board”) of CTI Group (Holdings) Inc., a Delaware corporation (the “Company”), increased the number of directors on the Board from six to seven and, upon the recommendation of the Nominating Committee of the Board, elected Siddhartha Rao as a director to fill the newly created position on the Board. Mr. Rao was not appointed to any committee of the Board.

Mr. Rao served as the Company’s Chief Technology Officer until his resignation on February 10, 2014 and, until such time, Mr. Rao was employed on an at will basis.

Mr. Rao will participate in the non-employee director compensation arrangements generally applicable to all of the Company’s non-employee directors. Under the terms of those arrangements, as currently in effect, non-employee directors will receive $2,000 for attendance at each Board and committee meeting.

There is no arrangement or understanding between Mr. Rao and any other person pursuant to which Mr. Rao was selected to serve as a director on the Board. In addition, Mr. Rao has no family relationship with any director or executive officer of the Company. Pursuant to Mr. Rao’s former employment arrangement with the Company, Mr. Rao earned an aggregate of $148,468 and $161,389 in total compensation in 2012 and 2013, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTI Group (Holdings) Inc.

Date: February 14, 2014	By:	/s/ Manfred Hanuschek
		Name:	Manfred Hanuschek
		Title:	Chief Financial Officer

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